SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                           May 10, 2005 (May 5, 2005)
                           --------------------------



                                 CNE Group, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         Delaware                     1-9224                   56-2346563
-------------------------------------------------------------------------------
(State or Other Jurisdiction  (Commission File Number)      (I.R.S. Employer
     of Incorporation)                                      Identification No.)

    200 West 57th Street, Suite 507
          New York, New York                                          10019
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)


                                  212-977-2200
               --------------------------------------------------
              (Registrant's telephone number, including area code)


           -----------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing
-----------------------------------------------------------------------
Rule or Standard: Transfer of Listing
-------------------------------------

(a) On May 5, 2005, CNE Group, Inc. (the "Company") received notice from the American Stock Exchange ("AMEX") Staff indicating that at December 31, 2004 it did not meet certain of AMEX's continuing listing standards, specifically its
(i) Stockholders' Equity being less than $6,000,000 (Section 1003(a)(iii) of the AMEX Company Guide) and (ii) financial condition has become so impaired that it appears questionable that it will be able to continue operations and/or meet its obligations as they mature (Section 1003(a)(iv) of the AMEX Company Guide).

     AMEX has requested the Company to submit a plan, by June 6, 2005, that will demonstrate to AMEX the Company's ability to regain compliance (the "Plan"), which the Company intends to do. The Plan is subject to the approval and to periodic monitoring by AMEX. Assuming the Company achieves its scheduled financial milestones as determined by AMEX, it will have until November 5, 2005 to regain compliance with the continuing listing requirements. If the Company does not achieve its scheduled financial milestones as determined by AMEX, the Company will lose its AMEX listing.

     At December 31, 2004, the Company's Stockholders' Equity was approximately $5,595,000, its current assets were $525,000, and its current liabilities were $3,672,000 of which primarily included notes and debenture payable and related interest payable amounting to approximately $1,945,000. No event of default has been declared by any holder thereof as of the date hereof. Management and the noteholders, who include directors, officers and an employee of the Company who is also a director, are currently renegotiating the terms of these notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 CNE GROUP, INC.



Date:  May 10, 2005              By:  /S/Anthony S. Conigliaro
       ------------                   ------------------------------
                                      Anthony S. Conigliaro,
                                      Vice President and Chief Financial Officer